Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200596

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2019

PROSPECTUS SUPPLEMENT
(To prospectus dated December 10, 2014)

            Class A Shares
Representing Limited Partner Interests
$            per Class A Share

        The selling shareholder identified in this prospectus supplement is selling an aggregate of            of our Class A shares in this offering. Concurrently with this offering of our Class A shares, the selling shareholder is selling an aggregate of                of its common units representing limited partner interests in Plains All American Pipeline, L.P. (NYSE: PAA). This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy the securities offered in the concurrent offering. For more information, please see "Prospectus Supplement Summary—Concurrent Offering."

        Our Class A shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "PAGP." The last reported sale price of our Class A shares on the NYSE on September 17, 2019 was $22.87 per Class A share.

        The underwriter has agreed to purchase the Class A shares from the selling shareholder at a price of $            per share, which will result in $            of gross proceeds to the selling shareholder before expenses. We will not receive any proceeds from the sale of our Class A shares in this offering.

	Per Class A share	Total

Price to the public	$	$

Underwriting discounts and commissions	$	$

Proceeds to the selling shareholder	$	$

        Investing in our Class A shares involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risks relating to investing in our Class A shares and each of the risk factors described under "Risk Factors" on page S-4 of this prospectus supplement before you make an investment in our securities.

        Delivery of the Class A shares is expected to be made on or about September     , 2019.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book Running Manager

Barclays

The date of this prospectus supplement is September     , 2019.

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

        This document is in two parts: (1) this prospectus supplement, which describes the specific terms of this offering, and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement may also add to, update or change information contained in the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. Generally, when we refer to this "prospectus," we are referring to both documents combined.

        This prospectus supplement and the accompanying base prospectus contain and incorporate by reference information that you should consider when making your investment decision. We have not, and neither the selling shareholder nor the underwriter or its affiliates and agents have, authorized anyone to provide you with additional or different information. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Neither we nor the selling shareholder are making an offer to sell our Class A shares in any jurisdiction where the offer is not permitted.

        The information in this prospectus supplement is not complete. You should carefully read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, before you invest, as these documents contain information you should consider when making your investment decision.

        None of Plains GP Holdings, L.P., the selling shareholder, the underwriter or any of their respective representatives is making any representation to you regarding the legality of an investment in our Class A shares by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the Class A shares.

        This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Forward-Looking Statements" and "Risk Factors."

        For purposes of this prospectus supplement and the accompanying base prospectus, unless the context clearly indicates otherwise:

  •
  "our," "ours," "we," "us," "the Partnership," "Plains GP Holdings, L.P." or "PAGP" refers to Plains GP Holdings, L.P., the registrant itself, or to Plains GP Holdings, L.P. and its operating subsidiaries collectively, as the context requires (we currently have no operating activities apart from those of PAA; accordingly, any references in this prospectus to "we," "our" and similar terms describing assets, business characteristics or other related matters refer to PAA's assets, business characteristics or other matters involving PAA's assets and operating activities);

  •
  "PAA" refers to Plains All American Pipeline, L.P. (NYSE: PAA), individually, or to PAA and its operating subsidiaries collectively, as the context requires;

  •
  "PAA GP" refers to PAA GP LLC, the general partner of PAA;

  •
  "AAP" refers to Plains AAP, L.P., which owns a 100% membership interest in PAA GP;

  •
  "GP LLC" refers to Plains All American GP LLC, the general partner of AAP;

S-ii

  •
  our "general partner" refers to PAA GP Holdings LLC;

  •
  "Legacy Owners" refer to owners of AAP immediately prior to our IPO including, but not limited to: PAA Management, L.P.; and certain entities and individuals affiliated with Occidental Petroleum Corporation ("Occidental"), The Energy & Minerals Group ("EMG"), and Kayne Anderson Investment Management Inc. ("Kayne Anderson"). Unless the context requires otherwise, references to Kayne Anderson include KAFU Holdings, L.P., KAFU Holdings II, L.P., KA First Reserve XII, LLC, Kayne Anderson MLP Investment Company, Kayne Anderson Energy Development Company and Kayne Anderson Midstream/Energy Fund, Inc.; and

  •
  the "selling shareholder" refers to the entity identified as the selling shareholder in "Selling Shareholder."

S-iii

 FORWARD-LOOKING STATEMENTS

        All statements included in or incorporated by reference into this prospectus supplement or the accompanying base prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," as well as similar expressions and statements regarding our business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe to be reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

  •
  our ability to pay distributions to our Class A shareholders;

  •
  our expected receipt of, and amounts of, distributions from AAP;

  •
  declines in the actual or expected volume of crude oil and natural gas liquids ("NGL") shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our assets, whether due to declines in production from existing oil and gas reserves, reduced demand, failure to develop or slowdown in the development of additional oil and gas reserves, whether from reduced cash flow to fund drilling or the inability to access capital, or other factors;

  •
  the effects of competition, including the effects of capacity overbuild in areas where we operate;

  •
  market distortions caused by over-commitments to infrastructure projects, which impacts volumes, margins, returns and overall earnings;

  •
  unanticipated changes in crude oil and NGL market structure, grade differentials and volatility (or lack thereof);

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, NGL and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

  •
  maintenance of PAA's credit rating and ability to receive open credit from suppliers and trade counterparties;

  •
  the occurrence of a natural disaster, catastrophe, terrorist attack (including eco-terrorist attacks) or other event, including cyber or other attacks on our electronic and computer systems;

  •
  failure to implement or capitalize, or delays in implementing or capitalizing, on expansion projects, whether due to permitting delays, permitting withdrawals or other factors;

  •
  shortages or cost increases of supplies, materials or labor;

  •
  the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

  •
  tightened capital markets or other factors that increase our cost of capital or limit our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

  •
  the availability of, and our ability to consummate, acquisition or combination opportunities;

S-iv

  •
  the successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from historical operations;

  •
  the currency exchange rate of the Canadian dollar;

  •
  continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business;

  •
  inability to recognize current revenue attributable to deficiency payments received from customers who fail to ship or move more than minimum contracted volumes until the related credits expire or are used;

  •
  non-utilization of our assets and facilities;

  •
  increased costs, or lack of availability, of insurance;

  •
  weather interference with business operations or project construction, including the impact of extreme weather events or conditions;

  •
  the effectiveness of our risk management activities;

  •
  fluctuations in the debt and equity markets, including the price of PAA's units at the time of vesting under its long-term incentive plans;

  •
  risks related to the development and operation of our assets, including our ability to satisfy our contractual obligations to our customers;

  •
  general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and

  •
  other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of NGL.

        Other factors described or incorporated by reference herein, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors" on page S-5 of this prospectus supplement and as discussed in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-36132) and in any subsequent quarterly report on Form 10-Q, which are incorporated in this prospectus supplement by reference, for information regarding risks you should consider before making an investment decision. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information included in or incorporated by reference into this prospectus supplement. It does not contain all of the information that you should consider before making an investment decision. You should read carefully the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein and therein and the other documents to which we refer herein and therein for a more complete understanding of this offering of Class A shares. Please read "Risk Factors" on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in any subsequent quarterly report on Form 10-Q, which are incorporated by reference herein, for information regarding risks you should consider before investing in our Class A shares.

 Plains GP Holdings, L.P.

        We are a Delaware limited partnership formed on July 17, 2013 that has elected to be taxed as a corporation for United States federal income tax purposes. As of September 16, 2019, our sole cash-generating assets consisted of (i) a 100% managing member interest in GP LLC that has also elected to be taxed as a corporation for United States federal income tax purposes and (ii) an approximate 63% limited partner interest in AAP through our direct ownership of approximately 166.0 million Class A units of AAP ("AAP Units") and indirect ownership of approximately 1.0 million AAP units through GP LLC. GP LLC also holds the non-economic general partner interest in AAP. AAP, as of September 16, 2019, directly owned a limited partner interest in PAA through its ownership of approximately 267.3 million PAA common units (approximately 33% of PAA's total outstanding common units and Series A preferred units combined). AAP is the sole member of PAA GP, which directly holds the non-economic general partner interest in PAA.

        PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services primarily for crude oil, NGL and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. Our business activities are conducted through three operating segments: Transportation, Facilities and Supply and Logistics.

        Our general partner manages our operations and activities and is responsible for exercising on our behalf any rights we have as the sole and managing member of GP LLC, including responsibility for conducting the business and managing the operations of AAP and PAA. GP LLC employs our domestic officers and personnel involved in the operation and management of AAP and PAA. PAA's Canadian officers and personnel are employed by our subsidiary, Plains Midstream Canada ULC.

Ongoing Acquisition, Divestiture and Investment Activities

        Consistent with our business strategy, we are continuously engaged in the evaluation of potential acquisitions, joint ventures and capital projects. As a part of these efforts, we often engage in discussions with potential sellers or other parties regarding the possible purchase of or investment in assets and operations that are strategic and complementary to our existing operations. In response to changing U.S. production profiles and increased competition for new build assets, over the last several years, we have increased our joint venture related activities in an effort to fully meet the current and future needs of our customers while also rationalizing assets and enhancing our investment returns. The vast majority of our joint ventures are accounted for as investments in unconsolidated subsidiaries. In addition, we have in the past evaluated and pursued, and intend in the future to evaluate and pursue, the acquisition of or investment in other energy-related assets that have characteristics and opportunities similar to our existing business lines and enable us to leverage our assets, knowledge and skill sets. Such efforts may involve participation by us in processes that have been made public and involve a number of potential buyers or investors, commonly referred to as "auction" processes, as well as situations in which we believe we are the only party or one of a limited number of parties who are in negotiations with the potential seller or other party. These acquisition and investment efforts often involve assets which, if acquired or constructed, could have a material effect on our financial condition and results of operations.

        From time to time, we may also (i) sell assets that we regard as non-core or that we believe might be a better fit with the business and/or assets of a third-party buyer or (ii) sell partial interests in assets to strategic joint venture partners, in each case to optimize our asset portfolio and strengthen our balance sheet and leverage metrics. With respect to a potential divestiture, we may also conduct an auction process or may negotiate a transaction with one or a limited number of potential buyers. In 2016, we initiated a program to evaluate potential sales of non-core assets and/or sales of partial interests in assets to strategic joint venture partners to optimize our asset portfolio and strengthen our balance sheet and leverage metrics. From 2016 through 2018, we completed asset sales totaling approximately $3.0 billion.

        We typically do not announce a transaction until after we have executed a definitive agreement. However, in certain cases in order to protect our business interests or for other reasons, we may defer public announcement of a transaction until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential transaction can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition or investment efforts will be successful or that our strategic asset divestitures will be completed. Although we expect the acquisitions and investments we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Concurrent Offering

        Concurrently with this offering, the selling shareholder has commenced a public offering of an aggregate of                PAA common units, in an offering we refer to herein as the concurrent offering. The concurrent offering is expected to close simultaneously with this offering, but we cannot assure you that the concurrent offering will close on these terms, on a timely basis or at all. This offering is not conditioned upon the closing of the concurrent offering and the concurrent offering is not conditioned upon the closing of this offering. This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy the securities offered in the concurrent offering.

Principal Executive Offices and Internet Address

        Our executive offices are located at 333 Clay Street, Suite 1600, Houston, Texas 77002. Our telephone number is (713) 646-4100. We maintain a website at www.plainsallamerican.com where we routinely post important information about our business and operations. Information contained on or available through our website is not incorporated into or otherwise a part of this prospectus supplement or the accompanying base prospectus.

Additional Information

        For additional information about us, including our partnership structure and management, please refer to the documents set forth under "Where You Can Find More Information" in this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, each of which is incorporated by reference herein.

 The Offering

Class A Shares Offered by the Selling Shareholder	Class A shares.
Class A Shares Outstanding After This Offering	Class A shares. As a result of this offering, and the concurrent offering, PAGP's ownership interest in AAP will increase from approximately % to approximately %.
Use of Proceeds

We will not receive any of the proceeds from the sale of Class A shares by the selling shareholder in this offering. Please read "Use of Proceeds" in this prospectus supplement for further information.

Cash Distributions

Our partnership agreement requires that within 55 days following the end of each quarter, we distribute all of our available cash to Class A shareholders of record upon the applicable record date. Available cash generally means, for any quarter ending prior to liquidation, all cash and cash equivalents on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from AAP in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to (i) comply with applicable law or any agreement binding upon us or our subsidiaries (exclusive of PAA and its subsidiaries), (ii) provide funds for future distributions to shareholders, (iii) provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect the Partnership in the future or (iv) provide for the proper conduct of our business, including with respect to the matters described under "The Partnership Agreement" of the accompanying base prospectus. For a description of our cash distribution policy, please read "Our Cash Distribution Policy" in the accompanying base prospectus.

On August 14, 2019, we paid a quarterly cash distribution of $0.36 per Class A share ($1.44 per Class A share on an annualized basis) to holders of record of such Class A shares at the close of business on July 31, 2019. This distribution represented a year-over-year distribution increase of approximately 20% over the quarterly distribution of $0.30 per Class A share ($1.20 per Class A share on an annualized basis) we paid in August 2018.

Cash distributions in respect of the third quarter of 2019 have not been declared or paid. Because this offering is expected to close before the record date for the third quarter of 2019 distribution, purchasers in this offering will be entitled to receive the third quarter of 2019 distribution so long as they are holders of record on the record date for such distribution.

Exchange Listing	Our Class A shares are traded on the NYSE under the symbol "PAGP."

RISK FACTORS

        Before making an investment in the Class A shares offered hereby, you should carefully consider the risk factors included in Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-36132) and in any subsequent quarterly report on Form 10-Q, which are incorporated by reference herein, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Class A shares could decline, and you could lose all or part of your investment.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of Class A shares by the selling shareholder in this offering. We will cause PAA to pay certain expenses, other than underwriting discounts and commissions, associated with the sale of Class A shares to be offered by the selling shareholder under this prospectus supplement.

 SELLING SHAREHOLDER

        The following table sets forth the number Class A shares owned by the selling shareholder prior to this offering, the number of Class A shares to be offered for sale by the selling shareholder in this offering, the number of Class A shares to be owned by the selling shareholder after completion of this offering and the percentage of our issued and outstanding Class A shares owned by the selling shareholder prior to this offering and to be owned after the completion of this offering.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Percentage of beneficial ownership is based on 167,004,761 Class A shares issued and outstanding as of September 16, 2019.

        Except as indicated in footnotes to this table, we believe that the shareholder named in this table has sole voting and investment power with respect to all Class A shares shown to be beneficially owned by it, based on information provided to us by such shareholder.

Selling Shareholder	Class A Shares Beneficially Owned Prior to the Offering	Percentage of Class A Shares Beneficially Owned Prior to the Offering		Class A Shares Offered Hereby(2)	Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
Oxy Holding Company (Pipeline), Inc.(1)			%				%

(1)
Oxy Holding Company (Pipeline), Inc. is an indirect wholly owned subsidiary of Occidental Petroleum Corporation. The voting and disposition of any Class A shares held by Oxy Holding Company (Pipeline), Inc. is controlled by the board of directors of Occidental Petroleum Company. Pursuant to the Third Amended and Restated Limited Liability Company Agreement of our general partner (the "PAGP GP LLC Agreement"), Oxy Holding Company (Pipeline), Inc. will have the right to designate a director to our general partner's board of directors for as long as it owns at least a 10% Qualifying Interest (as that term is defined in the PAGP GP LLC Agreement). Oscar K. Brown currently serves as Oxy Holding Company (Pipeline), Inc.'s designee. If Oxy Holding Company (Pipeline), Inc. sells all of the common units and/or Class A shares that are offered in the concurrent offerings, it will lose its board designation right, and, pursuant to the PAGP GP LLC Agreement, Oxy Holding Company (Pipeline), Inc.'s designee will automatically cease to be a member of our general partner's board of directors effective upon closing of the concurrent offerings.

(2)
In addition to the            Class A shares offered in this offering, the selling shareholder is offering            common units of PAA in the concurrent offering..

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A shares by a taxpayer that holds our Class A shares as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

        This discussion supersedes the discussion under "Material U.S. Federal Income Tax Consequences" in the accompanying base prospectus. Additionally, this discussion should be read in conjunction with the risk factors included under the caption "Tax Risks" in our Annual Report on Form 10-K for the year ended December 31, 2018, and any tax-related risk factors included in any of our Quarterly Reports on Forms 10-Q filed after such Annual Report.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. This summary does not address all aspects of U.S. federal income taxation. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt or governmental organizations;

  •
  qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

  •
  dealers in securities or foreign currencies;

  •
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons subject to the alternative minimum tax;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  •
  persons deemed to sell our Class A shares under the constructive sale provisions of the Code;

  •
  persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  certain former citizens or long-term residents of the United States;

  •
  real estate investment trusts or regulated investment companies; and

  •
  persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

        YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Corporate Status

        Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on our Class A shares will be treated as distributions on corporate stock for U.S. federal income tax purposes. No Schedule K-1 will be issued with respect to our Class A shares. Instead, holders of Class A shares will receive a Form 1099 from us with respect to distributions received on our Class A shares.

Consequences to U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are U.S. holders for U.S. federal income tax purposes. For the purposes of this discussion, a "U.S. holder" is a beneficial owner of our Class A shares that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Distributions

        Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain from the sale or exchange of such Class A shares. See "—Gain on Disposition of Class A Shares." Non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a reduced rate (currently at a maximum rate of 20%) provided certain holding period requirements are met.

        Both AAP and PAA have made elections permitted by Section 754 of the Code. As a result, our acquisition of AAP Class A units in connection with our IPO and in connection with exchanges since the IPO by the Legacy Owners and their permitted transferees of their AAP Class A units and Class B shares for Class A shares have resulted in basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). Such adjustments have resulted in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time. In addition, future exchanges of AAP Class A units and Class B shares for our Class A shares will result in additional basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of our Class A shares at the time of the exchange.

        As a result of the basis adjustments described above, we may not have sufficient earnings and profits for distributions on our Class A shares to qualify as dividends for U.S. federal income tax purposes. If a distribution on our Class A shares fails to qualify as a dividend for U.S. federal income tax purposes, U.S. corporate holders will be unable to utilize the corporate dividends-received deduction with respect to such distribution.

        You are encouraged to consult your tax advisor as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Class A Shares

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder's adjusted tax basis in those shares. A U.S. holder's tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to U.S. federal income tax at a reduced rate (currently at a maximum rate of 20%). The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder's U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Consequences to Non-U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our Class A shares that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

        Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A shares generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder's adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder's adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under "Gain on Disposition of Class A Shares." The rules applicable to distributions by a United States real property holding corporation (a "USRPHC") to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

        Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

        Distributions treated as dividends that are paid to a non-U.S. holder and that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Shares

        Subject to the discussion below under "—Backup Withholding and Information Reporting," a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our Class A shares unless:

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our Class A shares constitute a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

        A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares continue to be "regularly traded on an established securities market" (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period for the Class A shares, more than 5% of our Class A shares will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A shares as a result of our status as a USRPHC. If our Class A shares were not considered to be regularly traded on an established securities market, such non-U.S. holder (regardless of the percentage of our Class A shares owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A shares (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

Backup Withholding and Information Reporting

        Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to each non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met.

Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid on our Class A shares if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our Class A shares.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and Barclays Capital Inc.(the "underwriter"), the selling shareholder has agreed to sell to the underwriter and the underwriter has agreed to purchase all of the Class A shares included in this offering.

        The underwriting agreement provides that the obligations of the underwriter to purchase the Class A shares included in this offering are subject to approval of legal matters by counsel and to other conditions. Under the terms of the underwriting agreement, the underwriter is committed to purchase all of the Class A shares.

Commissions and Discounts

        The following table summarizes the underwriting discount the selling shareholder will pay to the underwriters.

Per share	$
Total	$

        The underwriters propose to offer some of the Class A shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the Class A shares to dealers at the public offering price less a concession not to exceed $            per Class A share. If all of the Class A shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

Lock-Up Agreements

        We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any Class A shares, PAA common units or any securities convertible into, or exercisable or exchangeable for or that represent the right to receive Class A shares, PAA common units or any securities that are senior to or pari passu with Class A shares or PAA common units, including the grant of any options or warrants to purchase Class A shares or PAA common units. This agreement also will not apply to (i) grants under existing employee benefit plans (including long-term incentive plans adopted by our general partner, AAP or GP LLC), (ii) issuances of Class A shares, PAA common units or any securities convertible or exchangeable into Class A shares or PAA common units as payment of any part of the purchase price in connection with acquisitions by us and our affiliates or any third parties (with any transferees in such acquisitions agreeing to be bound by the lock-up agreement for the remainder of the term), or (iii) issuances or deliveries of Class A shares or PAA common units in connection with the conversion, vesting or exercise of securities (including long-term incentive plan awards and the right of holders of AAP Class A units to exchange such AAP Class A Units and our Class B shares for our Class A shares or redeem such AAP Class A units and our Class B shares for PAA common units) currently outstanding. The underwriter, in its sole discretion, may release any of the Class A shares or PAA common units subject to these lock-up agreements at any time without notice.

Listing

        Our Class A shares are listed on the NYSE under the symbol "PAGP."

Price Stabilizations, Short Positions and Penalty Bids

        In connection with the offering, the underwriter may purchase and sell Class A shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Class A shares in excess of the number of Class A shares to be purchased by the underwriter in the offering, which creates a syndicate short position. "Covered" short sales are sales of Class A shares made in an amount up to the number of Class A shares represented by the underwriter's option to purchase additional Class A shares. In determining the source of Class A shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which it may purchase units through the option to purchase additional Class A shares. Transactions to close out the covered syndicate short position involve either purchases of the Class A shares in the open market after the distribution has been completed or the exercise of the option to purchase additional Class A shares. The underwriter may also make "naked" short sales of Class A shares in excess of the option to purchase additional Class A shares. The underwriter must close out any naked short position by purchasing Class A shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Class A shares in the open market while the offering is in progress.

        The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the underwriter repurchases Class A shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or slowing a decline in the market price of the Class A shares. They may also cause the price of the Class A shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

Partnership Expenses

        We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

Other Relationships

        An affiliate of the underwriter is a lender under PAA's senior unsecured revolving credit facility.

        The underwriter and its affiliates have performed or may in the future perform investment and commercial banking and advisory services for us and our affiliates or engage in transactions with us and our affiliates, from time to time, in the ordinary course of their business for which they have received or will receive customary payments, fees and expenses.

        In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

        This prospectus supplement and the accompanying base prospectus in electronic format may be made available on the website maintained by the underwriter. The underwriter may agree to allocate a number of Class A shares for sale to their online brokerage account holders. The Class A shares will be allocated to the underwriter, which may make Internet distributions on the same basis as other allocations. In addition, Class A shares may be sold by the underwriter to securities dealers who resell Class A shares to online brokerage account holders.

        Other than this prospectus supplement and the accompanying base prospectus in electronic format, information contained in any website maintained by the underwriter is not part of this prospectus supplement or the accompanying base prospectus or registration statement of which the accompanying base prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase Class A shares. The underwriter is not responsible for information contained in websites that it does not maintain.

Indemnification

        We have agreed to indemnify the underwriter and the selling shareholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law"), and the underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case, subject to compliance with conditions set for the in the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor, as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) by operation of law.

        Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

 LEGAL MATTERS

        The validity of the Class A shares offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriter by Baker Botts L.L.P., Houston, Texas. Certain legal matters will be passed upon for the selling shareholder by Latham & Watkins, LLP, Houston, Texas.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are "incorporating by reference" into this prospectus supplement information we file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed pursuant to any Current Report on Form 8-K) until the offering and sale of the Class A shares contemplated by this prospectus supplement are complete:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including information specifically incorporated by reference from our Proxy Statement for our 2019 Annual Meeting;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

  •
  Current Reports on Form 8-K filed on January 4, 2019, February 25, 2019, May 17, 2019, May 30, 2019, August 21, 2019, September 11, 2019 and September 17, 2019; and

  •
  the description of our Class A shares contained in our Registration Statement on Form 8-A/A, filed on November 16, 2016, and any subsequent amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus supplement and the accompanying base prospectus) at no cost by making written or telephone requests for copies to:

        Plains GP Holdings, L.P.
Investor Relations
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100

        The SEC maintains a website that contains reports, proxy and information statements, and other information regarding us. The SEC's website address is www.sec.gov.

PROSPECTUS

402,447,679 Class A Shares
Representing Limited Partner Interests

        This prospectus relates to up to 402,447,679 Class A shares representing limited partner interests in Plains GP Holdings, L.P. that the selling shareholders named in this prospectus may from time to time, in one or more offerings, offer and sell. For a detailed discussion of the selling shareholders, please read "Selling Shareholders."

        The selling shareholders may offer and sell these Class A shares to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these Class A shares and the general manner of offering these Class A shares by the selling shareholders. We may file one or more prospectus supplements that may describe the specific manner in which the selling shareholders will offer the Class A shares and also may add, update or change information contained in this prospectus.

        You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our Class A shares. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information about us, including our financial statements.

        Our Class A shares are listed on the New York Stock Exchange ("NYSE") under the symbol "PAGP."

        Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under "Risk Factors" on page 2 of this prospectus before you make an investment in our Class A shares.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2014.

        You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. If any other person provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the time of delivery of this prospectus or any sale of a security.

        The information in this prospectus is not complete. You should review carefully all of the detailed information appearing in this prospectus, any prospectus supplement, any free writing prospectus relating to this offering and the documents we have incorporated by reference before making any investment decision.

i

GUIDE TO READING THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, the selling shareholders may over time, in one or more offerings, offer and sell up to 402,447,679 of our Class A shares.

        We may file one or more prospectus supplements that may describe the specific manner in which the selling shareholders will offer the Class A shares and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement.

        The following information should help you understand some of the conventions used in this prospectus. All references in this prospectus to:

  •
  "our," "we," "us," "the Partnership" or "Plains GP Holdings, L.P." refer to Plains GP Holdings, L.P., the registrant itself, or to Plains GP Holdings, L.P. and our operating subsidiaries collectively, as the context requires (we currently have no operating activities apart from those of PAA; accordingly, any references in this prospectus to "we," "our" and similar terms describing assets, business characteristics or other related matters refer to PAA's assets, business characteristic or other matters involving PAA's assets and operating activities);

  •
  "PAA" refer to Plains All American Pipeline, L.P. (NYSE: PAA), individually, or to Plains All American Pipeline, L.P. and its operating subsidiaries collectively, as the context requires;

  •
  "PAA GP" refer to PAA GP LLC, the general partner of PAA;

  •
  "AAP" refer to Plains AAP, L.P., which owns a 100% membership interest in PAA GP;

  •
  "GP LLC" refer to Plains All American GP LLC, the general partner of AAP;

  •
  our "general partner" refer to PAA GP Holdings LLC;

  •
  our "partnership agreement" refer to the Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P.;

  •
  our "Registration Rights Agreement" refer to the Shareholder and Registration Rights Agreement entered into with the Legacy Owners in connection with our initial public offering (our "IPO");

  •
  "affiliates" of our general partner do not include the Legacy Owners, other than PAA Management, L.P.; and

  •
  "Legacy Owners" refer to owners of AAP immediately prior to our IPO including, but not limited to: PAA Management, L.P.; and certain entities and individuals affiliated with Occidental Petroleum Corporation ("Occidental"), The Energy & Minerals Group ("EMG"), and Kayne Anderson Investment Management Inc. ("Kayne Anderson"). Unless the context requires otherwise, references to Kayne Anderson include KAFU Holdings, L.P., KAFU Holdings II, L.P., KA First Reserve XII, LLC, Kayne Anderson MLP Investment Company, Kayne Anderson Energy Development Company and Kayne Anderson Midstream/Energy Fund, Inc.

 WHERE YOU CAN FIND MORE INFORMATION

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or any prospectus supplement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014;

  •
  our Current Reports on Form 8-K filed on January 10, 2014, January 28, 2014, April 29, 2014, September 11, 2014, September 25, 2014, November 6, 2014, November 13, 2014, November 19, 2014 and November 26, 2014; and

  •
  the description of our Class A shares contained in our Registration Statement on Form 8-A, filed on October 15, 2013, and any subsequent amendment or report filed for the purpose of updating such description.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Plains GP Holdings, L.P.
Investor Relations
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100

        Additionally, you may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's website www.sec.gov.

        We also make available free of charge on our website at ir.paagp.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

 FORWARD-LOOKING STATEMENTS

        All statements included in this prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," as well as similar expressions and statements regarding our business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe to be reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

  •
  our ability to pay distributions to our Class A shareholders;

  •
  our expected receipt of, and amounts of, distributions from AAP;

  •
  failure to implement or capitalize, or delays in implementing or capitalizing, on planned internal growth projects;

  •
  unanticipated changes in crude oil market structure, grade differentials and volatility (or lack thereof);

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  declines in the volume of crude oil, refined product and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our facilities, whether due to declines in production from existing oil and gas reserves, failure to develop or slowdown in the development of additional oil and gas reserves or other factors;

  •
  fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

  •
  the occurrence of a natural disaster, catastrophe, terrorist attack or other event, including attacks on our electronic and computer systems;

  •
  weather interference with business operations or project construction, including the impact of extreme weather events or conditions;

  •
  tightened capital markets or other factors that increase our cost of capital or limit our access to capital;

  •
  maintenance of PAA's credit rating and ability to receive open credit from our suppliers and trade counterparties;

  •
  continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business;

  •
  the currency exchange rate of the Canadian dollar;

  •
  the availability of, and our ability to consummate, acquisition or combination opportunities;

  •
  the successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations;

  •
  shortages or cost increases of supplies, materials or labor;

  •
  the effectiveness of our risk management activities;

  •
  our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

  •
  the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

  •
  non-utilization of our assets and facilities;

  •
  the effects of competition;

  •
  increased costs or lack of availability of insurance;

  •
  fluctuations in the debt and equity markets, including the price of PAA's units at the time of vesting under its long-term incentive plans;

  •
  risks related to the development and operation of our facilities, including our ability to satisfy our contractual obligations to our customers at our facilities;

  •
  factors affecting demand for natural gas and natural gas storage services and rates;

  •
  general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and

  •
  other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of natural gas liquids.

        Other factors described or incorporated by reference herein, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors" beginning on page 2 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-36132), which is incorporated in this prospectus by reference, for information regarding risks you should consider before making an investment decision. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

v

ABOUT PLAINS GP HOLDINGS, L.P.

Overview

        We are a Delaware limited partnership formed in July 2013 that has elected to be treated as a corporation for U.S. federal income tax purposes. As of November 24, 2014, our only cash-generating assets consisted of 205,046,637 Class A Units of AAP, which we refer to as AAP units, which represent a 33.8% limited partner interest in AAP (31.5% economic interest including the dilutive effect of the Class B units of AAP (the "AAP management units")). AAP currently owns all of the incentive distribution rights ("IDRs") and an indirect 2% general partner interest in PAA.

        PAA is a publicly traded limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids ("NGL"). PAA is one of the largest publicly traded partnerships with an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. As of September 30, 2014, the market capitalization of PAA's common units totaled approximately $21.9 billion, and on an average daily basis, PAA transported over 3.9 million barrels of crude oil and NGL on its pipelines.

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products.

Management of Plains GP Holdings, L.P.

        Our general partner, PAA GP Holdings LLC, manages our operations and activities and is responsible for exercising on our behalf any rights we have as the managing member of GP LLC, including any rights to appoint members to the board of directors of GP LLC. GP LLC has responsibility for managing the business and affairs of PAA and AAP; however, through our rights as the sole and managing member of GP LLC, we effectively control the business and affairs of PAA and AAP.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 333 Clay Street, Suite 1600, Houston, TX 77002 and our telephone number is (713) 646-4100. Our website is located at www.plainsallamerican.com. We make our periodic and current reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

 RISK FACTORS

        An investment in our Class A shares involves a high degree of risk. Before you invest in our Class A shares, you should carefully consider those risks described in our Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-36132), which is incorporated into this prospectus by reference, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our Class A shares. If any such risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our Class A shares could decline, and you could lose all or part of your investment. Please read "Forward-Looking Statements."

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of Class A shares by the selling shareholders in any offering. We will cause AAP to pay certain expenses, other than underwriting discounts and commissions, associated with the sale of Class A shares by the selling shareholders.

 PRICE RANGE OF CLASS A SHARES AND DISTRIBUTIONS

        As of November 24, 2014, we had 205,046,637 Class A shares outstanding, held by approximately 32,000 shareholders, including Class A shares held in street name. Our Class A shares are traded on the NYSE under the symbol "PAGP."

        The following table sets forth, for the periods indicated, the high and low sales prices for the Class A shares, as reported on the NYSE Composite Transactions Tape, and quarterly cash distributions declared per Class A share. The last reported sale price of Class A shares on the NYSE on December 9, 2014 was $25.44 per Class A share.

	Class A Share Price Range
			Cash Distributions per Class A Share(1)
	High	Low
2013
Fourth Quarter(2)	$27.04	$21.50	$0.12505
2014
First Quarter	$29.00	$24.38	$0.17055
Second Quarter	32.58	27.00	0.18340
Third Quarter	32.26	28.48	0.19075
Fourth Quarter (through December 9, 2014)	30.75	23.53		(3)

(1)
Represents cash distributions attributable to the quarter and paid within 55 days after the quarter end.

(2)
Represents the trading period from October 16, 2013, the day our common units began trading on the NYSE, through December 31, 2013. We closed our initial public offering on October 21, 2013 and, therefore, made a prorated cash distribution for the fourth quarter of 2013.

(3)
Cash distributions in respect of the fourth quarter of 2014 have not been declared or paid.

OUR CASH DISTRIBUTION POLICY

Our Cash Distribution Policy

        Our partnership agreement requires that, within 55 days after the end of each quarter, we distribute all of our available cash to Class A shareholders of record on the applicable record date.

        Available cash generally means, for any quarter ending prior to liquidation, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from AAP in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

  •
  comply with applicable law or any agreement binding upon us or our subsidiaries (exclusive of PAA and its subsidiaries);

  •
  provide funds for future distributions to shareholders;

  •
  provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

  •
  permit us to pay a ratable amount to AAP as necessary to permit AAP to make required capital contributions to PAA to maintain PAA GP's 2% general partner interest upon the issuance of additional partnership securities by PAA; or

  •
  provide for the proper conduct of our business, including with respect to the matters described under "The Partnership Agreement."

        Our available cash also includes cash on hand resulting from borrowings made after the end of the quarter.

Our Sources of Available Cash

        As of November 24, 2014, our only cash-generating assets consisted of our indirect partnership interests in PAA through our 33.8% limited partnership interest in AAP. AAP currently receives all of its cash flows from its direct ownership of all of PAA's IDRs and its indirect ownership of the 2% general partner interest in PAA. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of PAA to make distributions to AAP in respect of those partnership interests. The actual amount of cash that PAA, and correspondingly AAP, will have available for distribution will primarily depend on the amount of cash PAA generates from its operations. Also, under the terms of the agreements governing AAP and PAA's debt, they are prohibited from declaring or paying any distribution to unitholders if a default or event of default (as defined in such agreements) exists.

        In addition, the actual amount of cash that PAA and AAP will have available for distribution will depend on other factors, some of which are beyond PAA's or our control, including:

  •
  the level of revenue PAA and AAP are able to generate from their respective businesses;

  •
  the level of capital expenditures PAA or AAP makes;

  •
  the level of PAA's and AAP's operating, maintenance and general and administrative expenses or related obligations;

  •
  the cost of acquisitions, if any;

  •
  PAA's and AAP's debt service requirements and other liabilities;

  •
  PAA's and AAP's working capital needs;

  •
  restrictions on distributions contained in PAA's or AAP's debt agreements and any future debt agreements;

  •
  PAA's and AAP's ability to borrow under their respective revolving credit agreements to make distributions; and

  •
  the amount, if any, of cash reserves established by each of PAA GP and our general partner, in their sole discretion, for the proper conduct of PAA's and our business.

General Partner Interest

        Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our Class A shares would be entitled to share ratably in the distribution of any remaining proceeds.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Our Cash Distribution Policy";

  •
  with regard to the rights of holders of Class A shares, please read "Description of Our Shares"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were formed in July 2013 and have a perpetual existence.

Purpose

        Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

        Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the indirect ownership of partnership interests (including IDRs) in PAA, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interest of us or our shareholders. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including, but not limited to, the following:

  •
  the making of expenditures and the incurrence of debt and other obligations;

  •
  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

  •
  the negotiation, execution and performance of contracts;

  •
  the distribution of our cash;

  •
  the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto;

  •
  any action in connection with our participation and management of PAA; and

  •
  any action to waive, reduce, limit or modify PAA's IDRs.

Capital Contributions

        Our shareholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner to us or the shareholders;

  •
  asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"); or

  •
  asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his shares plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

  •
  to remove or replace our general partner,

  •
  to approve some amendments to our partnership agreement, or

  •
  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a shareholder were to lose limited liability through any fault of our general partner. Although this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner (or in our case, a shareholder) have not been clearly established in many jurisdictions. Although we currently have no operations distinct from PAA, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the shareholder could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Limited Voting Rights

        Our general partner manages us and our operations. You will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or, except as described below under "—Public Election of Directors Following Trigger Date," its directors on an annual or other continuing basis.

        The following is a summary of the shareholder vote required for the matters specified below. On all matters where our shareholders are entitled to vote, the Class A shares and Class B shares will vote together as a single class and will be entitled to one vote per share. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. In voting their shares, our general partner will have no fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or in the best interests of us or the shareholders.

Issuance of additional shares (or other partnership securities)	No approval right.
Amendment of our partnership agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Certain amendments may be made by our general partner without the approval of our shareholders. Other amendments generally require the approval of a majority of our outstanding shares. Please read "—Amendments to Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding shares in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Reconstitution upon dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Withdrawal of our general partner	No approval right. Please read "—Withdrawal or Removal of the General Partner."
Removal of our general partner

Not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Legacy Owners and their respective affiliates. Please read "—Withdrawal or Removal of the General Partner."

Transfer of the general partner interest	No approval right. Please read "—Transfer of General Partner Interest."

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interest in our general partner without the approval of our shareholders, subject to certain rights of first refusal and other transfer restrictions contained in AAP's partnership agreement.

        Our general partner's limited liability company agreement includes provisions linking the ownership of the membership interests in our general partner to the ownership of the outstanding AAP units. Membership interests in our general partner are not allowed to be transferred without transferring the same number of AAP units and vice versa.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our shareholders.

        It is possible that we will fund acquisitions through the issuance of additional shares or other equity securities. Holders of any additional shares we issue will be entitled to share equally with the then-existing shareholders in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of shares in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the Class A shares and Class B shares are not entitled.

Amendments to Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding shares.

  Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of shareholder interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding shares.

  No Shareholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any shareholder or assignee to reflect:

  (1)
  any change in our name, the location of our principal place of business, our registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, provided that the sole purpose of such merger is to effect a legal change into a different form of limited liability entity;

  (11)
  an amendment effected, necessitated or contemplated by an amendment to PAA's partnership agreement that requires PAA unitholders to provide a statement, certificate or other proof of evidence to PAA regarding whether such unitholder is subject to United States federal income tax on the income generated by PAA; or

  (12)
  any other amendments substantially similar to any of the matters described in (1) through (11) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any shareholder or assignee if those amendments, in the discretion of our general partner:

  (1)
  do not adversely affect our shareholders (or any particular class of holders of partnership interests) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our shares are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement;

  (5)
  are necessary or appropriate to implement certain governance procedures following the trigger date, including the staggering of our board of directors and the public election of directors; or

  (6)
  are required to effect the intent of the statements contained in this prospectus and in the provisions of our partnership agreement or as are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Shareholder Approval

        Any amendment described as requiring shareholder approval will require an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our shareholders. Our general partner will not be required to obtain such an opinion of counsel for any of the amendments described above under "—No Shareholder Approval." In the absence of such an opinion where required, the approval of 90% of the outstanding shares is required for an amendment to become effective.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected. Also, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        A merger, consolidation or conversion of us requires the prior consent of our general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our shareholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

        If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our shareholders are not entitled to dissenters' rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their shares) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by a majority of our outstanding shares;

  (2)
  there being no holders of partnership interests, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

        Upon a dissolution under clause (4) above, the holders of a majority of our outstanding shares may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in the respective capital accounts.

        If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days' written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

        Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding shares may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding shares agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination or Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Legacy Owners and their respective affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares. The ownership of more than 33 1/3% of our outstanding shares by any person or group would give such persons the practical ability to prevent our general partner's removal. The Legacy Owners currently own substantially more than 33 1/3% of our outstanding shares.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Change of Management Provision

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner, the Legacy Owners and their permitted transferees or their respective affiliates acquires beneficial ownership of 20% or more of any class of our shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to (i) any person or group that acquires the shares directly from us, our general partner, any of the Legacy Owners, any Qualifying Interest Holder (as defined in our partnership agreement) or their respective affiliates, (ii) any transferees that acquired the shares from a person or group described in clause (i), or (iii) any person or group that acquires 20% of any class of shares with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time more than 80% of our outstanding Class A shares and Class B shares on a combined basis (including Class A shares issuable upon the exchange of Class B shares and including any other additional limited partner interests we may issue in the future) are owned by our general partner, the Legacy Owners (or their permitted transferees) or their respective affiliates, our general partner will have the right (which it may assign to us or any other designee), but not the obligation, to acquire all, but not less than all, of the remaining Class A shares held by public shareholders at a price equal to the greater of (x) the current market price of such shares as of the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner, the Legacy Owners or their respective affiliates for such shares during the 90 day period preceding the date such notice is first mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market. Please read "Material U.S. Federal Income Tax Consequences."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of shares then outstanding, shareholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. The only matters for which approvals may be solicited will be those matters submitted by our general partner's board of directors. Our shareholders will not be able to submit matters for consideration at any meeting of our shareholders. Class A shares and Class B shares that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those shares in the same ratios as the votes of limited partners on other shares are cast.

        Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Our shareholders will not be entitled to act by written consent. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 20% of the outstanding shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

        Each record holder of a share has a vote according to his percentage interest in us, although additional partnership interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner, the Legacy Owners and their respective affiliates, or a direct or subsequently approved transferee of our general partner, the Legacy Owners and their respective affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read "—Change of Management Provisions" above. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Public Election of Directors Following Trigger Date

        Commencing no sooner than 180 days after and no later than the end of the calendar year (as determined by our general partner's board of directors) following the calendar year in which the date that overall direct and indirect economic interest of the Legacy Owners and their permitted transferees in AAP falls below 40% (calculated as described below), which we refer to as the "trigger date," our general partner's board of directors will be divided into three classes of directors such that each class will be comprised of one designated director and one independent director. The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Legacy Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Legacy Owners. As provided in our general partner's limited liability company agreement, the CEO of our general partner is an automatic member (and Chairman) of our general partner's board of directors and therefore will not be included in a class. Each class of directors will serve a three year term.

        After the trigger date and once our general partner's board of directors has been divided into classes and staggered as described above, our amended and restated partnership agreement provides that, prior to the expiration of the term of each class of directors (at such time as is determined by our general partner), we will hold a meeting of our shareholders for the purpose of electing successors for any directors whose terms are about to expire, excluding, however, any designated directors whose designating party still has the right to designate a director. Voting at any such shareholder meetings will be non-cumulative. Notice of such meeting will be given not less than 10 days nor more than 60 days prior to the date of such meeting. The presence in person or by proxy of the holders of a majority of our outstanding Class A shares and Class B shares, together as a single class, will constitute a quorum.

        The individuals to stand for election as elected directors will be nominated by a majority of the directors of our general partner's board of directors, except that any director whose term is about to expire will not be eligible to vote on such nomination. In addition, any shareholder (other than any designating party holding a designation right) that owns of record at least 10% of the combined Class A and Class B shares following the trigger date, will have the right to nominate a single director for inclusion on the ballot at the applicable shareholder meeting. In order for a shareholder to make such nomination, it must provide notice of the nomination to our general partner not earlier than 120 days or later than 90 days prior to the anniversary of the preceding year's annual meeting (or, in the case of our first annual meeting, such date as shall be set by our general partner) and comply with certain other requirements set forth in our amended and restated partnership agreement.

        In addition to the provisions described above and in our amended and restated partnership agreement, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a shareholder to make nominations.

        The elected directors will be elected by a plurality of the votes cast, and the designating parties will be entitled to vote in any election of elected directors.

        No more than one director subject to designation by the designating parties would be included in any class of directors. As such, for so long as a designating party holds a designation right, such designating party will designate a director at our annual meeting to replace such party's designated director whose term expires at such annual meeting, to hold office until such successor director is elected at the third succeeding annual meeting or until such director's earlier death, resignation or removal.

        An elected director may be removed only for cause by vote of a majority of other elected directors. A designated director may be removed at any time by the designating party responsible for such director's designation or for cause by a majority of the remaining directors. In addition, as the designating parties reduce their ownership of limited partner interests in AAP (including for this purpose any indirect ownership interest in AAP through ownership of Class A shares) below the minimum ownership requirement, the director position held by such designated director will become an elected director position upon the expiration of such designated director's term. If each designating party's ownership of limited partner interests (calculated as described above) in AAP falls below the minimum ownership requirement, then all of our directors (other than the CEO as a management director) will become subject to election by our shareholders.

        Any vacancies in elected directors (whether due to death, resignation or removal of an elected director or an increase in the total number of elected directors) may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining directors then in office. Any vacancies in designated directors may be filled by the applicable designating party in its sole discretion.

Status as Limited Partner

        By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability" above, the shares will be fully paid, and shareholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any shareholder, we may redeem the shares held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each shareholder or assignee to furnish information about his nationality, citizenship or related status. If a shareholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the shareholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his shares and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  the Legacy Owners;

  •
  any Qualifying Interest Holders (as defined in our partnership agreement)

  •
  any person who is or was an affiliate of our general partner, any departing general partner, the Legacy Owners or any Qualifying Interest Holder;

  •
  any person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner or the Legacy Owners;

  •
  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner, the Legacy Owners or a Qualifying Interest Holder as an officer, director, member, partner, fiduciary or trustee of another person; or

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        In connection with our IPO, we entered into an administrative agreement with our general partner, AAP, PAA, PAA GP and GP LLC, which requires AAP to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our or its business. These expenses include any amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us. In any event, these expenses will include any costs to the general partner of maintaining its existence and good standing in whatever jurisdiction it deems advisable. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

        We will furnish or make available to record holders of shares, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each record holder; and

  •
  copies of our partnership agreement, our certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Under our partnership agreement, however, our limited partners and other persons who acquire interests in us do not have rights to receive information from us or any of the persons we indemnify as described under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

DESCRIPTION OF OUR SHARES

Our Share Structure

        Our partnership agreement provides for two classes of shares, Class A shares and Class B shares, both representing limited partner interests in us. The holders of our Class A and Class B shares are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read "Our Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

        Our Class A shares are listed on the NYSE under the symbol "PAGP"; we do not intend to list the Class B shares on any stock exchange. All of our Class B shares are owned by the Legacy Owners or their permitted transferees.

Exchange Right

        The Legacy Owners and any permitted transferees of their AAP units each have the right to exchange (the "Exchange Right") all or a portion of their AAP units into Class A shares at an exchange ratio of one Class A share for each AAP unit exchanged. The above exchange right may be exercised only if, simultaneously therewith, an equal number of our Class B shares and general partner units are transferred by the exercising party to us.

        For purposes of any transfer or exchange of AAP units owned by the Legacy Owners, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement contain provisions linking each such AAP unit with one of our Class B shares and a general partner unit. Our Class B shares and general partner units cannot be transferred without transferring an equal number of AAP units and vice versa.

        Additionally, if the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to convert his or her AAP management units into AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and was approximately 0.925 AAP units for each AAP management unit as of the date of the distribution that was paid with respect to the third quarter of 2014). Following any such conversion, the holder will have the Exchange Right for our Class A shares. Holders of AAP management units who convert such units into AAP units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the exercise of their Exchange Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

Transfer of Class A Shares and Class B Shares

        By transfer of our Class A shares and Class B shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A shares and Class B shares:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement.

        A transferee will become a substituted limited partner for the transferred shares automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a Class A share or Class B share as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Class A shares and Class B shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred shares.

        Until a Class A share or Class B share has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

        For purposes of any transfer or exchange of AAP units and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement contain provisions linking each AAP unit with one of our Class B shares and a general partner unit. Please read "—Exchange Right" above.

Transfer Agent and Registrar

  Duties

        American Stock Transfer and Trust Company serves as registrar and transfer agent for our Class A shares. We will pay all fees charged by the transfer agent for transfers of our shares except the following fees that will be paid by shareholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a share; and

  •
  other similar fees or charges.

        There will be no charge to holders of Class A shares for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences, and, in the case of a non-U.S. holder, estate tax consequences, related to the purchase, ownership and disposition of our Class A shares by a taxpayer that holds our Class A shares as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. This summary does not address all aspects of U.S. federal income and estate taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt or governmental organizations;

  •
  dealers in securities or foreign currencies;

  •
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons subject to the alternative minimum tax;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  •
  persons that hold or are deemed to sell our Class A shares under the constructive sale provisions of the Code;

  •
  persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  certain former citizens or long-term residents of the United States;

  •
  real estate investment trusts or regulated investment companies;

  •
  persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

  •
  persons that hold in excess of 5% of our Class A shares.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

        YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Corporate Status

        Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1 will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.

Consequences to U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our Class A shares and who is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

  Distributions

        Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Class A shares for more than one year as of the time of the distribution. Non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

        Both AAP and PAA have made elections permitted by Section 754 of the Code. As a result, our acquisition of AAP units in connection with our IPO and in connection with exchanges by the Legacy Owners and their permitted transferees of their AAP units and Class B shares for Class A shares since the IPO have resulted in basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). Such adjustments have resulted in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time. In addition, future exchanges of AAP units and Class B shares in us for our Class A shares will result in additional basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

        We do not expect to have any earnings and profits for an extended period of time, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015, 2016 and 2017, and we may not have sufficient earnings and profits during future tax years for any distributions on our Class A shares to qualify as dividends for U.S. federal income tax purposes. If a distribution on our Class A shares fails to qualify as a dividend for U.S. federal income tax purposes, U.S. corporate holders will be unable to utilize the corporate dividends-received deduction with respect to such distribution.

        Prospective investors in our Class A shares are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

  Gain on Disposition of Class A Shares

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder's adjusted tax basis in those shares. A U.S. holder's tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder's U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

  3.8% Tax On Unearned Income

        Certain U.S. holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Class A shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) "net investment income," or (ii) the excess of "modified adjusted gross income" over

$200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals a U.S. holder's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional Medicare tax to their particular circumstances.

Consequences to Non-U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Class A shares that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

  Distributions

        Generally, a distribution treated as a dividend paid to a non-U.S. holder on our Class A shares will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder's adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder's adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under "Gain on Disposition of Class A Shares." The rules applicable to distributions by a United States real property holding corporation (a "USRPHC") to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 10% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, (or other appropriate form) certifying qualification for the reduced rate.

        Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

        Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation's earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

  Gain on Disposition of Class A Shares

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A shares unless:

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our Class A shares constitute a U.S. real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses).

        A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

        Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares are "regularly traded on an established securities market," a non-U.S. holder will be taxable on gain recognized on the disposition of our Class A shares as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder's holding period for the Class A shares, more than 5% of our Class A shares. If our Class A shares were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Class A shares, and a 10% withholding tax would apply to the gross proceeds from the sale of our Class A shares by such non-U.S. holder. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

  U.S. Federal Estate Tax

        Our Class A shares beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

  Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

        Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Additional Withholding Requirements

        Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder impose a 30% withholding tax on any dividends paid on our Class A shares and on the gross proceeds from a disposition of our Class A shares (if such disposition occurs after December 31, 2016), in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or furnishes the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

        Prospective purchasers of our Class A shares are urged to consult their own tax advisors with respect to the tax consequences of these withholding provisions.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

 INVESTMENT IN PLAINS GP HOLDINGS, L.P. BY EMPLOYEE BENEFIT PLANS

        An investment in our Class A shares by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"). For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any applicable Similar Law;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any applicable Similar Law; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our Class A shares is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our Class A shares should consider whether the entity's purchase or ownership of such Class A shares would or could result in the occurrence of such a prohibited transaction.

        In addition to considering whether the purchase of Class A shares is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standards and its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

        ERISA and the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company"; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan's investment in such entity.

        Plan fiduciaries contemplating a purchase of Class A shares should consult with their own counsel regarding the consequences under ERISA, the Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING SHAREHOLDERS

        This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 402,447,679 Class A shares by the selling shareholders. These Class A shares have been or will be issued to the selling shareholders upon exercise by the selling shareholders of the Exchange Right for an equivalent number of Class B shares, AAP units and general partner units, which were acquired by the selling shareholders in connection with our IPO in October 2013 or subsequent transfers in connection with charitable donations. Any issuance of the Class A shares to the selling shareholders in connection with exercise of the Exchange Right will be, and the initial issuance of the Class B shares (and related AAP units and general partner units) was, exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We are registering the offering by the selling shareholders of the Class A shares described below pursuant to the provisions of the Registration Rights Agreement.

        No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling shareholder offers or sells Class A shares. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

        Oxy, EMG and Kayne Anderson own a significant equity position in us. Further, each of Oxy, EMG and Kayne Anderson are entitled to appoint one member of the board of directors of our general partner pursuant to our general partner's limited liability company agreement. PAA Management, L.P. is owned by certain current and former members of PAA senior management, including Greg L. Armstrong who serves as Chairman of the Board and Chief Executive Officer of our general partner.

        The following table sets forth information relating to the selling shareholders as of November 24, 2014 based on information supplied to us by the selling shareholders on or prior to that date. We have not sought to verify such information. Information concerning the selling shareholders may change over time and selling shareholders may be added; if necessary, we will supplement this prospectus accordingly. Except as set forth below, none of the selling shareholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Each of Oxy, EMG, PAA Management L.P. and Kayne Anderson may be deemed under federal securities laws to be an underwriter with respect to the Class A shares it may sell in connection with these offerings. The selling shareholders may hold or acquire at any time Class A shares in addition to those offered by this prospectus and may have acquired additional Class A shares since the date on which the information reflected herein was provided to us. In addition, the selling shareholders may have sold, transferred or otherwise disposed of some or all of their Class A shares since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their Class A shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

        As of November 24, 2014, there were an aggregate of 205,046,637 Class A shares and 400,983,136 Class B shares outstanding. The beneficial ownership information presented below assumes that all 400,983,136 Class B shares (and related AAP units and general partner units) have been exchanged pursuant to the Exchange Right for an equivalent number of Class A shares and such Class A shares are held by the selling shareholders.

Selling Shareholders	Class A Shares Beneficially Owned Prior to the Offering	Percentage of Class A Shares Beneficially Owned Prior to the Offering	Class A Shares Offered Hereby	Class A Shares to be Beneficially Owned After Offering	Percentage of Class A Shares to be Beneficially Owned After Offering
EMG Investment, LLC(1)	121,516,879	20.1%	121,516,879	—	—
KAFU Holdings, L.P.(2)	96,407,031	15.9%	96,407,031	—	—
Oxy Holding Company (Pipeline), Inc.(3)	79,830,161	13.2%	79,830,161	—	—
PAA Management, L.P.(4)	21,835,922	3.6%	21,835,922	—	—
Windy, L.L.C.(5)	18,180,893	3.0%	18,180,893	—	—
KA First Reserve XII, LLC(6)	15,057,415	2.5%	15,057,415	—	—
Mark E. Strome Living Trust(7)	12,377,714	2.0%	12,377,714	—	—
Strome PAA, L.P.(8)	8,109,344	1.3%	8,109,344	—	—
Lynx Holdings I, LLC(9)	8,476,802	1.4%	8,476,802	—	—
KAFU Holdings II, L.P.(2)	6,795,545	1.1%	6,795,545	—	—
Kayne Anderson MLP Investment Company(10)	6,402,046	1.1%	6,402,046	—	—
Kayne Anderson Midstream/Energy Fund, Inc.(10)	2,247,670	*	1,836,270	411,400	*
Kayne Anderson Energy Development Company(10)	918,003	*	918,003	—	—
Jewish Community Foundation of Los Angeles(11)	947,060	*	947,060	—	—
Michael B. Targoff CRUT(12)	583,691	*	492,791	90,900	*
Johns Hopkins University(13)	13,000	*	13,000	—	—
Hebrew Union College—Jewish Institute of Religion(14)	11,692	*	11,692	—	—
Other Legacy Shareholders(15)	3,239,111	*	3,239,111	—	—

*
Less than one percent.

(1)
John T. Raymond and John G. Calvert, the Chief Executive Officer and Chief Operating Officer, respectively, of the manager of the selling shareholder, exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Raymond and Calvert disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(2)
Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

Kayne Anderson Capital Advisors, L.P. ("KACALP") serves as the manager of the selling shareholder. Richard A. Kayne is the controlling owner of KACALP, and Robert Sinnott is the portfolio manager of the selling shareholder. Therefore each of Messrs. Kayne and Sinnott may be deemed to exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Kayne and Sinnott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(3)
Oxy Holding Company (Pipeline), Inc. is an indirect wholly owned subsidiary of Occidental. The voting and disposition of any Class A shares held by Oxy Holding Company (Pipeline), Inc. is controlled by the board of directors of Occidental. The board of directors of Occidental, which acts by majority approval, consists of Spencer Abraham, Howard I. Atkins, Eugene L. Batchelder, Stephen I. Chazen, Edward P. Djerejian, John E. Feick, Margaret M. Foran, Carlos M. Gutierrez, William R. Klesse, Avedick B. Poladian and Elisse B. Walter. Each of the members of Occidental's board of directors disclaims beneficial ownership of any of our Class A shares held by Oxy Holding Company (Pipeline), Inc.

(4)
The board of directors of the general partner of the selling shareholder, which acts by majority approval, exercises voting and dispositive power over the Class A shares held by the selling shareholder, subject to approval by a majority in interest of the members of selling shareholder's general partner. The members of the board of directors are Greg L. Armstrong, Harry N. Pefanis and Phil D. Kramer; these individuals own or have voting rights with respect to over 50% of the member interest in selling shareholder's general partner. Each of the members of the board of directors disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(5)
W. David Scott, the President of Tetrad Corporation, which is the sole manager of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Scott disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(6)
Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by the selling shareholder.

The board of managers of the selling shareholder, which acts by majority approval, exercises voting and dispositive power over the Class A shares held by the selling shareholder. The members of the board of managers are Kevin McCarthy, James Baker, Timothy Day, Kenneth Moore, Gary Reaves II and Michael France. Each of the members of the board of managers disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(7)
Mark E. Strome, the trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Strome disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(8)
Mark E. Strome, the President and CEO of Strome Investment Management, LP, the selling shareholder's general partner, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Strome disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(9)
John T. Raymond, the sole member of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder.

(10)
Representatives of the selling shareholder have advised us that the selling shareholder is an affiliate of a U.S. registered broker-dealer; however, the selling shareholder acquired the Class A shares in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the Class A shares held by the selling shareholder.

  KA Fund Advisors, LLC ("KAFA") serves as the manager of the selling shareholder. KACALP is the sole managing member of KAFA. Richard A. Kayne is the controlling owner of KACALP; and Kevin McCarthy is the chairman and chief executive officer of the selling shareholder and John C. Frey is an executive vice president and co-portfolio manager of the selling shareholder. Therefore, each of Messrs. Kayne, McCarthy and Frey may be deemed to exercise shared voting and dispositive power over the Class A shares held by the selling shareholder. Each of Messrs. Kayne, McCarthy and Frey disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(11)
Each of Michael J. Januzik, Chief Financial Officer, Marvin I. Schotland, Chief Executive Officer, Lawrence Rauch, Chairman of the Board, Anthony Chanin, Vice President, William R. Feiler, Vice President, Abby Feinman, Vice President, Harold J. Masor, Vice President, Evan Schlessinger, Vice President, Michael Smooke, Vice President, Adlai Wertman, Vice President, Scott Richland, Treasurer, and Selwyn Gerber, Secretary, of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his or her pecuniary interest therein.

(12)
Michael Targoff, the trustee of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Mr. Targoff disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of his pecuniary interest therein.

(13)
Each of Daniel G. Ennis, Senior Vice President for Finance and Administration and Treasurer, Ronald J. Daniels, President, Robert C. Lieberman, Provost and Senior Vice President for Academic Affairs and Kathryn J. Crecelius, Chief Investment Officer, of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Each of the foregoing individuals disclaims beneficial ownership of any of the Class A shares held by the selling shareholder, except to the extent of his or her pecuniary interest therein.

(14)
Sandra M. Mills, the Chief Financial Officer of the selling shareholder, exercises sole voting and dispositive power over the Class A shares held by the selling shareholder. Ms. Mills disclaims beneficial ownership of any of our Class A shares held by the selling shareholder except to the extent of her pecuniary interest therein.

(15)
Includes six persons not otherwise listed above, none of which currently owns more than 0.15% of the Class A shares. Collectively, these shareholders own approximately 0.53% of the Class A shares. The selling shareholders comprise long-term legacy investors, none of whom are our employees.

 PLAN OF DISTRIBUTION

        We are registering the Class A shares offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, "selling shareholders" includes partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest selling Class A shares received from any selling shareholder identified in this prospectus after the date of this prospectus.

        Subject to certain restrictions on transfer that may be applicable to the selling shareholders, the selling shareholders intend to offer and sell the Class A shares offered by this prospectus by one or more of, or a combination of, the following methods:

  •
  through one or more underwriters for public offering and sale;

  •
  through one or more broker-dealers who may act as agent or may purchase Class A shares as principal and thereafter resell the Class A shares from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the NYSE;

  •
  in the over-the-counter market; or

  •
  in private transactions; or

  •
  to investors directly.

        The offering price per Class A share will be determined from time to time by the selling shareholders in connection with, and at the time of, the sale by such selling shareholders. The selling shareholders may price the Class A shares at:

  •
  market prices prevailing at the time of any sale under this registration statement;

  •
  prices related to the then-current market prices;

  •
  a fixed price; or

  •
  negotiated prices.

        In addition, the selling shareholders may from time to time sell Class A shares in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. The selling shareholders may be required by the securities laws of certain states to offer and sell the Class A shares only through registered or licensed brokers or dealers.

        The selling shareholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.

        The selling shareholders may authorize underwriters acting as their agent to offer and sell Class A shares upon the terms and conditions as are set forth in an applicable prospectus supplement. In connection with the sale of these Class A shares, underwriters may be deemed to have received compensation from the selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Class A shares for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell Class A shares to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. A member firm of the NYSE may be engaged to act as the agent of the selling shareholders in the sale of Class A shares.

        As of the date of this prospectus, the selling shareholders have not engaged any underwriter, broker, dealer or agent in connection with the offer and sale of Class A shares pursuant to this prospectus by the selling shareholders. To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in an applicable prospectus supplement. In that event, any underwriting compensation paid by the selling shareholders to underwriters or agents in connection with the offering of these Class A shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Broker-dealers may also receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Class A shares for whom they may act as agents. If any broker-dealer purchases the Class A shares as principal, it may effect resales of the Class A shares from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of Class A shares for whom they may act as agents.

        We will pay the costs and expenses related to the registration and offering of the Class A shares offered hereby. We will not pay any underwriting fees, discounts and selling commissions (and similar fees or arrangements associated therewith) allocable to each selling shareholder's sale of its respective Class A shares; these expenses will be paid by the selling shareholders.

        We have agreed to indemnify the selling shareholders against certain liabilities to which they may become subject in connection with the sale of the Class A shares owned by the selling shareholders and registered under this prospectus, including liabilities arising under the Securities Act. We may indemnify underwriters, brokers, dealers and agents against specific liabilities to which they may become subject in connection with the sale of the Class A shares owned by the selling shareholders and registered under this prospectus, including liabilities under the Securities Act.

        Any underwriters, brokers, dealers and agents who participate in any sale of the Class A shares may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        Because FINRA views our Class A shares as interests in a direct participation program, any offering of Class A shares under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the Class A shares at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the Class A shares for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the Class A shares, the underwriters, brokers or dealers may place bids for the Class A shares or effect purchases of the Class A shares in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the Class A shares in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed Class A shares in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the Class A shares, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the Class A shares in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

 LEGAL MATTERS

        The validity of the Class A shares will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the Class A shares made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Plains GP Holdings, L.P. Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

            Class A Shares

PROSPECTUS SUPPLEMENT
September     , 2019

Barclays